EXHIBIT 1

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION
REPRESENTED EMPLOYEES

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000
AND
INDEPENDENT AUDITORS' REPORT

_____________________________

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

Table of Contents

Page
INDEPENDENT AUDITORS' REPORT	2
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000:
Statements of Net Assets Available for Benefits	3
Statements of Changes in Net Assets Available for Benefits	4
NOTES TO FINANCIAL STATEMENTS	5-9
SUPPLEMENTAL SCHEDULE:
Schedule H Line 4i - Schedule of Assets (Held at End of Year)	10-11

INDEPENDENT AUDITORS' REPORT

To the Employee Benefit Committee of PG&E Corporation,
Pacific Gas and Electric Company and Participants in the
Pacific Gas and Electric Company Savings Fund Plan For Union Represented Employees:

We have audited the accompanying statements of net assets available for benefits of Pacific Gas and Electric Company Savings Fund Plan For Union Represented Employees (the Plan), formerly known as Pacific Gas and Electric Company Savings Fund Plan - Part II as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of the year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Mah & Associates, LLP

San Francisco, California

June 10, 2002

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	As of December 31,
	-----------------------------------
	2001	2000
	----------------	---------------
ASSETS:
Investments at fair value	$1,001,014	$1,097,166
Stable Value Fund	253,032	220,521
Participant loans	20,646	25,288
	----------------	---------------
Total investments	1,274,692	1,342,975
	----------------	---------------
Receivables:
Interest and dividends	42	5,641
Investments sold	2,051	1,140
Other	49	49
	----------------	---------------
Total receivables	2,142	6,830
	----------------	---------------
Total assets	1,276,834	1,349,805
	----------------	---------------
LIABILITIES	68	95
	----------------	---------------

NET ASSETS AVAILABLE FOR BENEFITS	$1,276,766	$1,349,710
	==========	=========

The accompanying Notes to the Financial Statements are an integral part of these statements.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	Year ended December 31,
	---------------------------------
	2001	2000
	---------------	--------------
INCREASE IN NET ASSETS ATTRIBUTABLE TO:
Employer contributions	$14,484	$14,953
Employee contributions	56,510	58,712
Interest and dividend income	2,947	26,800
	---------------	--------------
Total increase	73,941	100,465
	---------------	--------------
DECREASE IN NET ASSETS ATTRIBUTABLE TO:
Benefit distributions to participants	81,615	122,614
Administrative expenses	203	225
Net depreciation in fair value of investments	51,753	46,561
	---------------	--------------
Total decrease	133,571	169,400
	---------------	--------------
NET DECREASE BEFORE ASSET TRANSFERS	(59,630)	(68,935)

Asset transfers out	(13,314)	(262,818)
	---------------	--------------
NET DECREASE	(72,944)	(331,753)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,349,710	1,681,463
	---------------	--------------
End of year	$1,276,766	$1,349,710
	========	========

The accompanying Notes to the Financial Statements are an integral part of these statements.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

NOTE 1:  DESCRIPTION OF PLAN

Following is a brief description of the Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (the Plan). The Plan Document provides a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The name of the Plan was changed from Pacific Gas and Electric Company Savings Fund Plan - Part II effective January 1, 2000 to reflect the dissolving of the Master Trust in which it held its interest. The Plan covers certain eligible union employees of Pacific Gas and Electric Company (the Company). On April 1, 2000, participants represented by the Engineers and Scientists of California (ESC) transferred to a plan in another trust of PG&E Corporation (the Corporation), the Company's parent company.

The Board of Directors of the Corporation has established the Employee Benefit Committee (the EBC) to have oversight over the financial management of affiliated company funded employee benefit plans.

Eligibility - Certain union employees of the Company are eligible to participate in the Plan upon attaining regular employment status as defined by the Plan Document.

Contributions - Participating employees may elect to contribute from 1 to 15 percent of their covered compensation (Covered Compensation) on a pre-tax basis, on an after-tax basis, or a combination of both, through payroll deductions. The Covered Compensation for purposes of the Plan is limited by the Internal Revenue Code (the Code) to $170,000 for 2001 and 2000. Participants may also rollover amounts representing distributions from other qualified plans. Pre-tax contributions are not subject to federal or state income tax until withdrawn or distributed from the Plan.

As provided by the Code, pre-tax employee contributions may not exceed $10,500 for 2001 and 2000, and total contributions (employee and employer) to a participant's account may not exceed the lesser of 25 percent of their Covered Compensation or $35,000 and $30,000 for 2001 and 2000, respectively

The Company matches contributions in an amount equal to 50 percent of each participant's elective contribution, up to 6 percent of the participant's Covered Compensation, depending on length of service as defined by the Plan Document.

Participant Accounts - Individual accounts are maintained for each of the Plan's participants and each account is credited with their elective contribution, the Company's matching contribution, and an allocation of the Plan's net earnings and certain investment management fees. Allocations are based on participant account balances as defined in the Plan Document.

Vesting - Employer contributions and participant elective contributions and their related accumulated earnings and losses are 100 percent vested at all times.

Investment Options - Individual Plan participants designate the way in which their contributions and their employer's contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 2001 and 2000:

  PG&E Corporation Stock Fund - This Fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of the PG&E Corporation Stock, while holding an appropriate level (approximately 1 to 5 percent) of short-term investments to meet daily liquidity requirements.
  Bond Index Fund - This Fund invests primarily in government, corporate, mortgage-backed, and asset-backed securities. The Fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.
  Small Company Stock Index Fund - This Fund invests in all of the stocks in the Russell Special Small Company Index in proportion to their weighting in the index.
  Large Company Stock Index Fund - This Fund invests in all 500 stocks in the S&P 500 Index in proportion to their weightings in the index.
  International Stock Index Fund - This Fund typically invests in all stocks in the Morgan Stanley Capital International Europe, Australasia, Far East (EAFE) Index in proportion to their weightings in the index.
  Conservative Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 60 percent in the Bond Index Fund, approximately 30 percent in the Large Company Stock Index Fund, approximately 5 percent in the Small Company Stock Index Fund, and approximately 5 percent in the International Stock Index Fund.
  Moderate Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 40 percent in the Bond Index Fund, approximately 42 percent in the Large Company Stock Index Fund, approximately 8 percent in the Small Company Stock Index Fund, and approximately 10 percent in the International Stock Index Fund.
  Aggressive Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 20 percent in the Bond index Fund, approximately 55 percent in the Large Company Stock Index Fund, approximately 10 percent in the Small Company Stock Index Fund, and approximately 15 percent in the International Stock Index Fund.
  United States Bond Fund - This Fund was closed to new contributions by participants effective July 1, 1991. However, participants are allowed to maintain their investments in this fund from contributions designated prior to July 1, 1991.
  Stable Value Fund - This Fund invests in a diversified portfolio of investment contracts issued by insurance companies, banks, and other financial institutions.

Participant Loans - Effective January 1, 1999, participants may borrow from their account balance a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. As these loans are repaid by the participant, the proceeds, including interest, are returned to the participant's account. Loans are repaid through payroll deductions over periods ranging up to 5 years for general-purpose loans or up to 15 years for the purchase of a primary residence. The interest rate is equal to the prime rate, as determined by the Trustee, plus 1 percent. Interest rates on outstanding loans range from 6.0 percent to 10.5 percent.

Benefits - Upon termination of service from any affiliate of the Corporation, a participant may elect to receive an amount equal to the participant's account value. The form of payment may be a single lump-sum distribution or a partial distribution with the remainder paid later. Participants may also elect to roll their account balances into another qualified plan or account. In the event of a participant's death, the participant's beneficiaries will receive the participant's account value in a lump sum payment.

Withdrawals - Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and the Company. Hardship withdrawals and certain in-service withdrawals are permitted.

Administrative Expenses - The Company pays certain costs of administering the Plan, including fees and certain expenses of the Trustee. Certain investment management fees are paid by participants. The fees paid by participants reduce the investment return reported and credited to participants.

Voting Rights - Each participant is entitled to exercise voting rights attributable to the equivalent shares allocated to their account for the PG&E Corporation Stock Fund and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which a participant has not given instructions. The Trustee is required, however, to vote any unallocated shares on behalf of the collective best interest of Plan participants and beneficiaries.

Plan Termination - The Company's Board of Directors reserves the right to amend or terminate the Plan at any time subject to provisions of ERISA. In the event the Plan is terminated, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Use of Estimates - The accompanying financial statements are prepared on an accrual basis in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Those estimates and assumptions affect the accompanying financial statements and disclosures.

Investment Valuation and Income Recognition - The Plan's investments (except for interest in the Stable Value Fund and Participant Loans) are stated at fair value based on published market quotations. Fair value for units is determined by quoted prices in active markets on the last business day of the Plan year. The Plan values investments in the Stable Value Fund and Participant Loans at cost which approximates fair value.

Interest income, dividends, investment management fees, where appropriate, and the net appreciation or depreciation in the fair value of the investments held by the Plan are allocated to the participant's accounts each day.

Interest income is recognized as it is earned; dividends are recorded on the ex-dividend date.

Net appreciation (depreciation) in fair value of investments consists of the net change in unrealized appreciation and depreciation during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

A participant's interest in the investment funds is represented by participation units allocated on the basis of contributions and assigned a unit value on the basis of the total value of each fund.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

NOTE 3:  INVESTMENTS

General - Each investment fund is managed by the Trustee or an investment manager, which has discretionary investment authority over the funds. Although the EBC is responsible for the selection of the Plan's investment funds, neither the Company nor the Corporation is involved in their day-to-day investment operations.

Fund Information - The following individual investments at fair value represented 5 percent or more of net assets of the Plan (in thousands):

	As of December 31,
	---------------------------------
	2001	2000
	--------------	--------------
PG&E Corporation Common Stock	$421,608	$370,747
State Street Global Advisors Russell Special Small Co Fund	68,768	91,305
State Street Global Advisors S&P 500 Index Fund	402,426	524,549
Stable Value Fund	253,032	220,521

Net depreciation in fair value of investments (including investment purchased, sold, as well as held during the year) is as follows (in thousands):
	Year ended December 31,
	-----------------------------------
	2001	2000
	--------------	--------------
Corporate equity instruments	$7,596	$(1,142)
US government securities	(706)	326
Commingled funds	(58,643)	(45,745)
	--------------	--------------
Net depreciation in fair value of investments	$(51,753)	$(46,561)
	========	========

Financial Investments with Off-Balance Sheet Risk - The EBC has adopted a "Position Statement on Risk Management and the Use of Derivatives" which applies to the Plan. This statement recognizes that derivatives may be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate. As of December 31, 2001 and 2000, the Plan held no direct investments in derivatives.

NOTE 4: RELATED-PARTY TRANSACTIONS

Certain plan investments are shares of mutual funds managed by the Trustee. The Plan also invests in PG&E Corporation Stock. These transactions qualify as party-in-interest transactions.

NOTE 5:  TAX STATUS

The Internal Revenue Service (IRS) had ruled, by letter dated November 1995, that the Plan is a qualified tax-exempt plan under Section 401(a) and Section 409(a) of the Internal Revenue Code (the Code) and the trust forming a part thereof is exempt under Section 501(a) of the Code. Accordingly, no provision for federal income taxes has been made to the financial statements. The Company believes that the Plan continues to be designed and operated in accordance with the applicable requirements of the Code. A new determination letter request was filed with the IRS on December 28, 2001. Furthermore, participating employees are not liable for federal income tax on amounts allocated to their accounts attributable to: (1) employee 401(k) contributions, (2) reinvested dividends, earnings, and interest income on both 401(k) contributions and non-401 (k) contributions, or (3) employer contributions, until the time that they withdraw such amounts from the Plan.

NOTE 6:  CHAPTER 11 BANKRUPTCY FILING

On April 6, 2001, the Company sought protection from its creditors through a Chapter 11 bankruptcy filing. Subsequently, the Company and the Corporation jointly filed with the Bankruptcy Court a Proposed Plan of Reorganization, as amended (the POR), that generally provides for the creation of three new companies and the separation of the Company's operations into four lines of business based on the Company's historical functions (Generation, Electric Transmission, Gas Transmission, and Electric and Gas Distribution) and payment of all valid claims, with interest. Under the POR, the Electric and Gas Distribution business would remain with the Company and the three other business units would be transferred to the newly created companies. Under the POR, participants in the Plan would also be separated along business lines. In addition, the POR contemplates that the common stock of the Company that is held by the Corporation would be spun off to the Corporation's stockholders. The POR is subject to confirmation by the Bankruptcy Court before it can become effective. Accordingly, the disaggregation, plan separation, spin-off, and other transactions contemplated under the POR will be implemented only if the POR is confirmed and becomes effective.

Historically, the Corporation paid quarterly dividends to participants in the PG&E Corporation Stock Fund. In light of its financial condition and the California energy crisis, the Corporation suspended the payment of the dividends in January 2001, and has not declared a dividend since then. The suspension of the January 2001 payment of dividends and the absence of the declaration of dividends since then is not expected to have an effect on the Plan design and operation.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

EIN : 94-0742640
PLAN : 003

SCHEDULE H Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
Identity of Issuer and Description of Investment (including Maturity and Yield)		Number of Units or US Bonds	Current Value (in thousands)
-----------------------------------------------------------------------------		---------------	---------------

PG&E Corporation Stock Fund
*	PG&E Corporation Common Stock	21,913,107	$421,608
*	State Street Bank & Trust Co Short-Term Investment Fund	20,638,402	20,386
		---------------	---------------
Total PG&E Corporation Stock Fund		42,551,509	441,994
		=========	=========
Bond Index Fund
*	State Street Global Advisors Bond Market Index Fund	2,409,214	32,310
		=========	=========
Small Company Stock Index Fund
*	State Street Global Advisors Russell Special Small Co. Fund	4,949,910	61,918
		=========	=========
Large Company Stock Index Fund
*	State Street Global Advisors S&P 500 Index Fund	22,682,182	366,181
		=========	=========
International Stock Index Fund
*	State Street Global Advisors Daily EAFE Fund	1,658,008	15,791
		=========	=========
Conservative Asset Allocation Fund
*	State Street Global Advisors Bond Market Index Fund	473,553	6,351
*	State Street Global Advisors Daily EAFE Fund	56,242	536
*	State Street Global Advisors Russell Special Small Co. Fund	44,663	559
*	State Street Global Advisors S&P 500 Index Fund	199,415	3,219
		---------------	---------------
Total Conservative Asset Allocation Fund		773,873	10,665
		=========	=========
Moderate Asset Allocation Fund
*	State Street Global Advisors Bond Market Index Fund	1,285,874	17,245
*	State Street Global Advisors Daily EAFE Fund	457,527	4,357
*	State Street Global Advisors Russell Special Small Co. Fund	290,734	3,637
*	State Street Global Advisors S&P 500 Index Fund	1,136,167	18,342
		---------------	---------------
Total Moderate Asset Allocation Fund		3,170,302	$43,581
		=========	=========

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

EIN : 94-0742640
PLAN : 003

SCHEDULE H Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001

Identity of Issuer and Description of Investment (including Maturity and Yield)	Number of Units or US Bonds	Current Value (in thousands)
----------------------------------------------------------------------------	---------------	---------------

Aggressive Asset Allocation Fund
* State Street Global Advisors Bond Market Index Fund	394,911	$5,296
* State Street Global Advisors Daily EAFE Fund	422,129	4,020
* State Street Global Advisors Russell Special Small Co. Fund	212,160	2,654
* State Street Global Advisors S&P 500 Index Fund	909,551	14,684
	---------------	---------------
Total Aggressive Asset Allocation Fund	1,938,751	26,654
	=========	=========
United States Bond Fund:
United States Savings Bonds Series E
(Units of $18.75 Cost and $25.00 Maturity)	2,327	227
United States Savings Bonds Series EE
(Units of $25.00 Cost and $50.00 Maturity)	25,323	1,448
United States Savings Bonds Series EE
(Units of $50.00 Cost and $100.00 Maturity)	2,613	245
	---------------	---------------
Total United States Bond Fund	30,263	1,920
	=========	=========
Stable Value Fund (1)
PG&E Primco GIC Pool	N/A	253,032
	=========	=========
Participants Loans (Interest ranging from 6.00 % to 10.50%)	N/A	20,646
	=========	=========
Total Assets Held for Investment Purposes		$1,274,692
		=========

(1)  The Stable Value Fund investment contracts and participant loans are not measured in numbers of units and therefore unit information is not applicable (N/A)

*  Represents a party-in-interest as defined by ERISA